Exhibit 99.1

AFC ENTERPRISES REPORTS SECOND QUARTER 2004 EARNINGS

August 20, 2004 (ATLANTA) – AFC Enterprises, Inc. (NASDAQ: AFCE), the franchisor and operator of Popeyes® Chicken & Biscuits, Church’s Chicken™, Cinnabon® and the franchisor of Seattle’s Best Coffee® in Hawaii, on military bases and internationally, today announced financial results for the second quarter ended July 11, 2004.

AFC will host a conference call and internet web cast with the investment community at 9:00 AM eastern time on Monday, August 23, 2004, to review the results of the second quarter of 2004 and to provide an update on the overall business. To access the Company’s webcast, go to www.afce.com, select “Investor Information” and then select “Q2 2004 AFC Enterprises Earnings Conference Call.”

Second quarter of 2004 versus second quarter of 2003 results include:

•	Total revenues increased 2.5 percent to 109.0 million.

•	Consolidated operating profit decreased $0.2 million to $11.2 million.

•	Net income increased $0.2 million to $6.1 million.

•	AFC generated $15.7 million in net cash provided by continuing operating activities in the second quarter of 2004 compared to $15.1 million generated in the second quarter of 2003.

•	System-wide sales increased 3.8 percent to $631.7 million.

•	Blended domestic same-store sales were up 1.1 percent.

•	AFC and its franchisees opened a total of 55 new restaurants, bakeries and cafes and signed 188 new commitments for future development.

Financial Results
AFC’s total revenues were up 2.5 percent to $109.0 million in the second quarter of 2004 compared to $106.3 million in the second quarter of 2003. The revenue increase was primarily due to the consolidation of three franchise relationships as required by the Company’s adoption of Financial Accounting Standard Board Interpretation No. 46, commonly known as FIN46R, and also due to a net increase in same-store sales at company-operated restaurants. In addition, franchise revenues were up $0.6 million primarily due to the addition of 103 franchised units.

Consolidated operating profit for AFC decreased $0.2 million to $11.2 million in the second quarter of 2004. This figure was impacted by lower restaurant operating profit margins that were 16.0 percent of company-operated revenues in the second quarter of 2004 compared to 19.4 percent of company-operated revenues in the second quarter of 2003. The lower margin results were mainly a factor of rising chicken costs and increases in Church’s store level labor in an effort to improve customer service.

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The Company reported $15.7 million in net cash provided by continuing operations in the second quarter of 2004, or $36.5 million in net cash provided by continuing operations on a year-to-date basis. As a result, the Company was able to repay $11.5 million on its 2002 credit facility in the second quarter. As of July 11, 2004, the balances outstanding under the 2002 credit facility totaled $105.4 million, representing a year to date decrease of 18.5 percent or $23.9 million.

Operational Results
System-wide sales at AFC’s 4,087 restaurants, bakeries and cafes were $631.7 million in the second quarter of 2004 compared to $608.8 million in the second quarter of 2003. System-wide sales in the second quarter of 2004 consisted of $356.6 million from Popeyes, $220.9 million from Church’s, $45.4 million from Cinnabon and $8.8 million from Seattle’s Best Coffee. System-wide sales represent the combined sales of all restaurants, bakeries and cafes that AFC operated or franchised.

Blended domestic same-store sales were up 1.1 percent for the second quarter of 2004 compared to a decrease of 3.2 percent in the second quarter of 2003. Church’s continued its positive trend of domestic system-wide same store sales with an increase of 4.2 percent in the second quarter of 2004. Cinnabon’s domestic system-wide same store sales were up 0.7 percent in the second quarter of 2004. Popeyes reported domestic system-wide same-store sales of down 0.6 percent in the second quarter of 2004 primarily driven by continued negative transaction trends.

The AFC system opened a total of 55 restaurants, bakeries and cafes during the second quarter of 2004 compared to 71 total system-wide openings during the second quarter of 2003. Popeyes restaurants comprised 26 of the unit openings. The Company signed 188 new commitments for future development of franchised units globally compared to 123 new commitments signed in the second quarter of 2003. The composition of the second quarter 2004 new commitments was 85 for Popeyes, 50 of which were domestic, 55 for Church’s including 50 in South Africa, and 48 for Cinnabon with 46 of those commitments in international markets including Indonesia, Spain, Panama and Costa Rica. At the end of the second quarter of 2004, AFC had 2,187 outstanding commitments for future development.

Chairman and CEO Frank Belatti stated, “Overall, we are not satisfied with our second quarter performance although we are pleased with the top-line performance of Church’s and are encouraged by Cinnabon’s progress. In particular, we are disappointed with the size and pace of G&A reductions and with the performance of Popeyes. We believe our exploration of strategic alternatives for both Cinnabon and Church’s, along with the ongoing restructuring of the corporate center, will be catalysts for reducing G&A. Furthermore, we believe that the new leadership at Popeyes is a critical step toward improving the business.”

2004 Operational Performance Projections
Domestic Same-store Sales Growth
AFC expects to perform within its previously stated 2004 blended domestic system-wide same-store sales expectations of up 1.5-2.5 percent. The Company does anticipate coming in at the lower end of this range as Popeyes now expects to report domestic same-store sales growth of up 0.5-1.0 percent versus its previous projection of up 1.0 to 2.0 percent. This revision is largely due to disappointing negative transaction results for Popeyes during the second quarter of 2004, although the brand anticipates improved performance for the balance of the year. In addition, AFC now projects Church’s full year 2004 system-wide same-store sales growth to be up 3.0-4.0 percent versus a previous estimate of up 2.0-3.0 percent. Cinnabon’s system-wide same-store sales growth projections remain unchanged with an expected same-store sales growth increase of up 2.5 to 3.5 percent.

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New System-wide Openings
The Company remains comfortable with its originally projected new unit openings for 2004 of 315-345. However, the composition of such range has been revised. The revised estimate is comprised of 135-145 Popeyes restaurants, down from the previous projection of 170-180, primarily due to the weak Korean economic climate and domestic franchisees having a more cautious approach to new development. The revised estimate also includes 85-95 openings for Church’s, which is up from the previous estimate of 55-65 restaurants, an unchanged projection of 65-70 Cinnabon bakeries, and an unchanged projection of 25-30 Seattle’s Best Coffee international cafes. In addition, the Company expects 110-130 net new units as a result of a projected increase in the number of unit closings of 185-215, up from the prior estimate of 130-140 unit closings. Unit closings are expected to increase primarily due to lease expirations and overall performance challenges for Cinnabon locations, in addition to a brand initiative for Popeyes that will focus on stricter enforcement of operational and financial standards.

Strategic Alternatives Update
AFC continues to explore strategic alternatives for Cinnabon and Church’s Chicken, including a possible sale of each brand. The Company will provide an update on these initiatives once the respective alternatives have been determined.

Corporate Profile
AFC Enterprises, Inc. is the franchisor and operator of 4,087 restaurants, bakeries and cafes as of July 11, 2004, in the United States, Puerto Rico and 38 foreign countries under the brand names Popeyes® Chicken & Biscuits, Church’s Chicken™ and Cinnabon®, and the franchisor of Seattle’s Best Coffee® in Hawaii, on military bases and internationally. AFC’s primary objective is to be the world’s Franchisor of Choice® by offering investment opportunities in highly recognizable brands and exceptional franchisee support systems and services. AFC Enterprises had system-wide sales of approximately $2.6 billion in 2003 and can be found on the World Wide Web at www.afce.com.

AFC Contact Information:
Felise Glantz Kissell
Vice President, Investor Relations & Finance
(770) 353-3086 or fkissell@afce.com

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AFC Enterprises, Inc.
Condensed Consolidated Balance Sheets (unaudited)
(In millions, except share data)

	7/11/2004	12/28/2003

ASSETS
Current assets:
Cash and cash equivalents	$5.6	$3.8
Accounts and current notes receivable, net	20.5	23.3
Prepaid income taxes	9.6	20.6
Other current assets	24.3	16.5

Total current assets	60.0	64.2

Long-term assets:
Property and equipment, net	175.3	176.8
Goodwill	14.7	14.7
Trademarks and other intangible assets, net	84.2	84.3
Other long-term assets, net	14.3	15.5

Total long-term assets	288.5	291.3

Total assets	$348.5	$355.5

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$42.0	$41.3
Accrued liabilities	18.6	16.7
Current debt maturities	10.8	12.1

Total current liabilities	71.4	70.1

Long-term liabilities:
Long-term debt	99.6	118.8
Deferred credits and other long-term liabilities	50.3	57.8

Total long-term liabilities	149.9	176.6

Commitments and contingencies
Minority Interest	—	—

Shareholders’ equity:
Preferred stock ($.01 par value; 2,500,000 shares authorized; 0 issued and outstanding)	—	—
Common stock ($.01 par value; 150,000,000 shares authorized; 28,147,343 and 27,992,999 shares issued and outstanding at July 11, 2004 and December 28, 2003, respectively)	0.3	0.3
Capital in excess of par value	152.6	150.1
Notes receivable from officers, including accrued interest	(1.4)	(3.4)
Accumulated losses	(24.3)	(38.2)

Total shareholders’ equity	127.2	108.8

Total liabilities and shareholders’ equity	$348.5	$355.5

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AFC Enterprises, Inc.
Condensed Consolidated Statements of Operations (unaudited)
(In millions, except per share data)

	12 Weeks Ended

	7/11/2004	7/13/2003

Revenues
Sales by company-operated restaurants	$77.1	$74.9
Franchise revenues	27.2	26.6
Other revenues	4.7	4.8

Total revenues	109.0	106.3

Expenses
Restaurant employee, occupancy and other expenses	41.1	38.8
Restaurant food, beverages and packaging	23.7	21.6
General and administrative expenses	26.7	23.8
Depreciation and amortization	5.1	5.6
Impairment charges and other	1.2	5.1

Total expenses	97.8	94.9

Operating profit	11.2	11.4
Interest expense, net	1.5	1.6

Income before income taxes, minority interest, discontinued operations and accounting change	9.7	9.8
Income tax expense	3.7	3.6
Minority Interest	(0.1)	—

Income before discontinued operations and accounting change	6.1	6.2
Discontinued operations, net of income taxes	—	(0.3)
Cumulative effect of accounting changes, net of income taxes in 2003	—	—

Net income	$6.1	$5.9

Basic earnings (loss) per common share:
Income before discontinued operations and accounting change	$0.22	$0.22
Discontinued operations, net of income taxes	—	(0.01)
Cumulative effect of accounting changes, net of income taxes in 2003	—	—

Net income	$0.22	$0.21

Diluted earnings per common share:
Income before discontinued operations and accounting change	$0.21	$0.22
Discontinued operations, net of income taxes	—	(0.01)
Cumulative effect of accounting changes, net of income taxes in 2003	—	—

Net income	$0.21	$0.21

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AFC Enterprises, Inc.
Condensed Consolidated Statements of Operations (unaudited)
(In millions, except per share data)

	28 Weeks Ended

	7/11/2004	7/13/2003

Revenues
Sales by company-operated restaurants	$183.4	$174.3
Franchise revenues	62.1	59.7
Other revenues	10.9	11.7

Total revenues	256.4	245.7

Expenses
Restaurant employee, occupancy and other expenses	97.6	90.7
Restaurant food, beverages and packaging	55.5	50.9
General and administrative expenses	62.2	56.9
Depreciation and amortization	13.2	12.9
Impairment charges and other	1.2	10.0

Total expenses	229.7	221.4

Operating profit	26.7	24.3
Interest expense, net	3.5	4.1

Income before income taxes, minority interest, discontinued operations and accounting change	23.2	20.2
Income tax expense	8.8	7.6
Minority Interest	—	—

Income before discontinued operations and accounting change	14.4	12.6
Discontinued operations, net of income taxes	—	(0.6)
Cumulative effect of accounting changes, net of income taxes in 2003	(0.5)	(0.4)

Net income	$13.9	$11.6

Basic earnings (loss) per common share:
Income before discontinued operations and accounting change	$0.51	$0.46
Discontinued operations, net of income taxes	—	(0.02)
Cumulative effect of accounting changes, net of income taxes in 2003	(0.02)	(0.02)

Net income	$0.49	$0.42

Diluted earnings per common share:
Income before discontinued operations and accounting change	$0.50	$0.44
Discontinued operations, net of income taxes	—	(0.02)
Cumulative effect of accounting changes, net of income taxes in 2003	(0.02)	(0.01)

Net income	$0.48	$0.41

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AFC Enterprises, Inc.
Condensed Consolidated Statements of Cash Flows (unaudited)
(In millions)

	28 Weeks Ended

	7/11/2004	7/13/2003

Cash flows provided by (used in) operating activities:
Net income	$13.9	$11.6
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Discontinued operations	—	0.6
Depreciation and amortization	13.2	12.9
Impairment and other write-downs of non-current assets	1.1	3.8
Net gain on sale of assets	(1.5)	(1.0)
Cumulative effect of accounting changes, pre-tax	0.5	0.7
Deferred income taxes	(4.6)	(2.8)
Non-cash interest, net	0.4	0.3
Provision for credit losses	2.5	1.0
Minority interest	—	—
Change in operating assets and liabilities, exclusive of acquisitions and opening VIE balances
Accounts receivable	(0.1)	3.6
Prepaid income taxes	11.0	6.7
Other operating assets	(1.4)	(5.0)
Accounts payable and other operating liabilities	1.5	0.2

Net cash provided by operating activities of continuing operations	36.5	32.6

Net cash provided by (used in) operating activities of discontinued operations	—	(3.9)

Cash flows provided by (used in) investing activities:
Capital expenditures of continuing operations	(11.2)	(12.5)
Capital expenditures of discontinued operations	—	(1.3)
Proceeds from dispositions of property and equipment	1.0	0.3
Investments in acquisitions	(0.8)	—
Other, net	0.7	(0.1)

Net cash (used in) investing activities	(10.3)	(13.6)

Cash flows provided by (used in) financing activities:
Principal payments - 2002 Credit Facility (term loans)	(8.3)	(14.4)
Net repayments – 2002 Credit Facility (revolver)	(15.6)	(5.0)
Principal payments – other notes	—	(2.0)
Decrease in bank overdrafts, net	(0.2)	(2.2)
(Increase) decrease in restricted cash	(3.2)	2.2
Issuance of common stock, net	0.1	0.3
Proceeds from exercise of employee stock options	2.1	1.5
Other, net	0.7	(0.7)

Net cash (used in) financing activities	(24.4)	(20.3)

Net increase (decrease) in cash and cash equivalents	1.8	(5.2)
Cash and cash equivalents at beginning of year	3.8	9.6

Cash and cash equivalents at end of quarter	$5.6	$4.4

Cash and cash equivalents of continuing operations	$5.6	$3.5
Cash and cash equivalents of discontinued operations	$—	$0.9

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Total Same-store Sales –

	2nd Q Ended	2nd Q Ended	Year to Date	Year to Date
	7/11/04	7/13/03	7/11/04	7/13/03

Popeyes
Company	(1.1%)	(2.1%)	(0.4%)	(1.3%)
Franchised	(0.5%)	(2.6%)	0.4%	(3.8%)
Total Domestic	(0.6%)	(2.6%)	0.4%	(3.7%)
International	(6.3%)	(11.0%)	(6.9%)	(10.6%)
Church’s
Company	3.9%	(2.9%)	5.2%	(2.7%)
Franchised	4.3%	(4.5%)	5.3%	(5.3%)
Total Domestic	4.2%	(4.0%)	5.3%	(4.5%)
International	4.0%	1.9%	4.1%	(0.7%)
Cinnabon
Company	(1.8%)	(9.0%)	1.4%	(11.1%)
Franchised	1.2%	(3.6%)	3.1%	(6.6%)
Total Domestic	0.7%	(4.6%)	2.8%	(7.5%)
International	(5.6%)	(10.7%)	(6.9%)	(13.7%)
Blended Domestic
Same-store Sales	1.1%	(3.2%)	2.2%	(4.2%)

New Unit Openings –

	2nd Q Ended	2nd Q Ended	Year to Date	Year to Date
	7/11/04	7/13/03	7/11/04	7/13/03

Popeyes
Company	0	1	0	1
Franchised	15	16	31	37

Total Domestic	15	17	31	38
International	11	23	25	46

Total Global	26	40	56	84
Church’s
Company	0	0	0	0
Franchised	4	4	11	14

Total Domestic	4	4	11	14
International	10	2	23	8

Total Global	14	6	34	22
Cinnabon
Company	0	0	0	0
Franchised	3	3	7	7

Total Domestic	3	3	7	7
International	7	10	10	16

Total Global	10	13	17	23
Seattle Coffee[1]	5	12	16	28
Total	55	71	123	157

[1]	SBC units are in Hawaii, on military bases and internationally only.

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New Commitments –

	2nd Q Ended	2nd Q Ended	Year to Date	Year to Date
	7/11/04	7/13/03	7/11/04	7/13/03

Popeyes
Franchised	50	4	54	35
International	35	33	51	46

Total Global	85	37	105	81
Church’s
Franchised	1	1	2	7
International	54	72	64	72

Total Global	55	73	66	79
Cinnabon
Franchised	2	1	6	1
International	46	10	46	12

Total Global	48	11	52	13
Seattle Coffee[1]	0	2	0	4
Total	188	123	223	177

[1]	SBC units are in Hawaii, on military bases and internationally only.

Unit Count –

	2nd Quarter Ended	2nd Quarter Ended
	7/11/04	7/13/03

Popeyes
Company	70	95
Franchised	1,386	1,324

Total Domestic	1,456	1,419
International	353	340

Total Global	1,809	1,759
Church’s
Company	281	282
Franchised	956	965

Total Domestic	1,237	1,247
International	299	268

Total Global	1,536	1,515
Cinnabon
Company	87	83
Franchised	322	366

Total Domestic	409	449
International	183	163

Total Global	592	612
Seattle Coffee[1]	150	120
Total	4,087	4,006

[1]	SBC units are in Hawaii, on military bases and internationally only.

Forward-Looking Statement: Certain statements in this release, and other written or oral statements made by or on behalf of AFC or its brands are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are adverse effects of litigation or regulatory actions arising in connection with the restatement of our previously issued financial statements, the outcome and effects of our exploration of strategic alternatives for Church’s and Cinnabon, the loss of franchisees and other business partners, failure of our franchisees, the loss of senior management and the inability to attract and retain additional qualified management personnel, a decline in the number of new units to be opened by franchisees, the need to continue to improve our internal controls, our inability to successfully implement new computer systems, limitations on our business under our credit facility, a decline in our ability to franchise new units, increased costs of our principal food products, labor shortages, or increased labor costs, slowed expansion into new markets, changes in consumer preferences and demographic trends, as well as concerns about health or food quality, unexpected and adverse fluctuations in quarterly results, increased government regulation, growth in our franchise system that exceeds our resources to serve that growth, supply and delivery shortages or interruptions, currency, economic and political factors that affect our international operations, inadequate protection of our intellectual property and liabilities for environmental contamination, and other risk factors detailed in our 2003 Annual Report on Form 10-K/A and other documents we file with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements, since those statements speak only as of the date they are made.

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